SETTLEMENT AGREEMENT AND STIPULATION

THIS SETTLEMENT AGREEMENT and STIPULATION dated as of October 8, 2020 by and between VG Life Sciences Inc. (VGLS or the "Company"), a publicly-traded corporation formed under the laws of the State of Delaware, and Top Knot Inc. USA a New York Corporation ("TOP").

BACKGROUND:

WHEREAS, TOP maintains bona fide outstanding claims against the Company in the principal amount of $1,161,718.38 (U.S.) plus interest; and

WHEREAS, these liabilities are past due; and

WHEREAS, TOP owns these claims and desires to reach a settlement agreement with the company, and

WHEREAS, TOP and VGLS desire to resolve, settle, and compromise among other things the liabilities as more particularly set forth on Exhibit A annexed hereto (hereinafter collectively referred to as the "Claims").

NOW, THEREFORE, the parties hereto agree as follows:

1. TOP's ($1,161,718.38) one million one hundred sixty-one thousand seven hundred eighteen dollar and 38 cents in claims arise as a result of it acquiring rights to corporate debt originally owed to the Robert Haas who served as manager and Chief Executive Officer of the Company and had not been repaid. The Company terminated Mr. Haas prior to the expiration of the agreement thereby triggering a severance penalty. Haas and the Company had reduced those claims to the amount contained herein and Haas issued the Company an Invoice.

2. TOP's assignor provided the consideration required of him under the written Executive agreement.

3. The parties both desire to see the Company continue to exist rather than file bankruptcy.

4. In consideration of the Company agreeing to enter into an agreement with a third-party entity to settle TOP' debt through the use of the 3a(10) exemption under the Securities Act of 1933, TOP agrees to refrain from obtaining further judgments or force the company into involuntary bankruptcy.

5. The Company shall cause its transfer agent to reserve a sufficient number of shares of stock in order to accomplish the third-party 3 a(10).

6. TOP is not and within the past ninety (90) days has not been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and is not an affiliate or underwriter of the Company as defined in Rule 144 promulgated under the Act;

7. In addition to the principle stated above, TOP is entitled to $296,670.40 in interest accrued under the notes.

8. In addition, TOP is entitled to (5,000,000) five million shares of unrestricted common stock to cover legal costs and expenses incurred with this transaction (settlement shares). The total amount of the consented to judgment shall be ($1,161,718.38). The parties agree that the company's transfer agent shall issue free-trading common shares to TOP, post judgment, as settlement of the debt described herein, at a conversion rate of 50% of the average closing price of the company for the 10 prior trading days prior to any issuance notice issued by TOP. All issuance notices and subsequent tranches of stock shall be for less than 9.9% of the company's Issued and Outstanding at the time of the issuance notice.

9. Ownership and Authority. Company and TOP represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

10. No Admission. This Agreement is contractual and it has been entered into in

order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

11. Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

12. Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

13. Choice of Law, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in State Court sitting in Polk County, Florida.

14. Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

15. Severability. Should any term, provision or language of or in this agreement be deemed unenforceable or stricken by any court of competent jurisdiction, all remaining terms, provision and language shall remain in force and effect and be binding upon the parties.

16. Survivability. This agreement, and its terms and provisions bind the parties until terminated or completed and survives the death, incapacity, dissolution, reorganization or bankruptcy by either party.

17. Attorney's Fees. Should either party be forced to take legal action in order to enforce this agreement, the prevailing party in that legal action shall be entitled to reimbursement of its attorney's fees and costs incurred in connection with said legal action.

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

VG Life Sciences, Inc.

By: ______________________________

Paul Strickland

Its: Acting CEO

Top Knot Inc. USA

By: ______________________________

(Print name) John Kellas

EXHIBIT "A"